Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED COOPERATION AGREEMENT

This Amended and Restated Cooperation Agreement, dated as of May 3, 2017 (this “Agreement”), is by and among Avis Budget Group, Inc. (the “Company”) and the entities set forth on Schedule A hereto (together with their Affiliates, “SRS”).

WHEREAS, as of the date hereof, SRS Beneficially Owns 8,500,000 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”);

WHEREAS, the Company and SRS have previously entered into a Cooperation Agreement, dated January 25, 2016 (the “Original Agreement”), with respect to certain matters relating to the Board of Directors of the Company (the “Board”) and certain other matters, as provided therein;

WHEREAS, the Company and SRS wish to amend and restate the Original Agreement on the terms set forth herein; and

WHEREAS, the Company’s slate of nominees for election as directors of the Company at the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”) includes Brian Choi (the “SRS Director”) and Sanoke Viswanathan (the “Outside Director” and, together with the SRS Director, the “Applicable Directors”).

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Board Representation.

(a) The Company will continue to recommend that the Company’s stockholders vote in favor of the election of the Applicable Directors at the 2017 Annual Meeting and will support the Applicable Directors for election in a similar manner as the Company’s other nominees.

(b) At all times while serving as a member of the Board (and as a condition to such service), the Applicable Directors shall (i) comply with all policies, codes and guidelines applicable to Board members (subject to Section 8(b)), (ii) not serve as a director or officer of any Competitor and (iii) otherwise qualify as “independent” of the Company pursuant to the applicable stock exchange listing requirements ((i) through (iii), the “Director Criteria”).

(c) The Applicable Directors shall be entitled to resign from the Board at any time in their discretion. Should any of the Applicable Directors resign from the Board or become unable to serve on the Board due to death, disability or other reasons prior to the expiration of the Standstill Period, SRS will have the right to recommend for appointment to the Board a replacement director (a “Replacement”); provided, that (i) in the case of any Replacement of the SRS Director, such Replacement shall meet the Director Criteria and (ii) in the case of any Replacement of the Outside Director, such Replacement shall meet the Director Criteria and the Outside Director Criteria. “Outside Director Criteria” shall mean, with respect to any Person, that such Person (A) must not be a former employee or a current employee, advisor, consultant or

Affiliate of SRS and (B) must have the relevant financial and business experience to be a director of the Company. The appointment of a Replacement will be subject to a customary due diligence process by the Board (including the review of a completed D&O questionnaire (in the Company’s standard form), interviews with members of the Board, a customary background check and completion by the Replacement of the following documents required of all non-executive directors on the Board: the Certification for the Procedures and Guidelines Governing Securities Trades by Company Personnel and the Majority Voting Conditional Resignation Letter. The Company will use its reasonable best efforts to complete its approval process as promptly as practicable. The Company shall appoint a Replacement to the Board if (and only if) it finds a Replacement to be reasonably acceptable. For the avoidance of doubt, SRS will be entitled to continue to recommend different nominees which meet the foregoing criteria until a Replacement is appointed. Except as otherwise specified in this Agreement, if a Replacement is appointed, all references in this Agreement to the term “Applicable Directors” will include such Replacement.

(d) For so long as the SRS Director serves on the Board, the SRS Director shall be appointed to the Compensation Committee of the Board. If requested in writing by SRS, for so long as the Outside Director serves on the Board, the Outside Director shall be appointed to the Corporate Governance Committee of the Board.

2. Standstill Provisions. During the period commencing with the execution and delivery of this Agreement and ending on the earlier of (x) January 25, 2018, and (y) the date that is 30 days prior to the last date for which notice of a stockholder’s intention to nominate any individual as a director of the Company at the Company’s 2018 annual meeting of stockholders must be received by the Company (the “Standstill Period”), SRS shall not, directly or indirectly, in any manner, take any of the following actions (unless specifically permitted to do so in writing in advance by the Board):

(a) acquire, offer to acquire, or cause to be acquired any ownership or other interest in any Voting Securities or any Synthetic Position such that SRS would collectively have Beneficial Ownership of more than 12,000,000 outstanding Voting Securities; provided, that for the avoidance of doubt, nothing contained in this Agreement shall in any way limit the ability of SRS to acquire, offer to acquire or cause to be acquired any ownership or other interest in any Synthetic Position that (i) is not required or permitted to be settled, in whole or in part, in Voting Securities and (ii) does not grant SRS a right, option or obligation to own, acquire or control or direct the voting of any Voting Securities upon Exercise;

(b) solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), in or assist, advise, knowingly encourage or knowingly influence any Third Party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any Voting Securities (other than such advice, encouragement or influence that is consistent with the Board’s recommendation in connection with such matter);

(c) other than through open market or block trade brokered sale transactions where (x) the identity of the purchaser is unknown to SRS, or (y) SRS does not directly or indirectly select or influence the selection of the purchaser, sell, offer or agree to sell any Voting Securities of the Company to any Third Party that, to the knowledge of SRS after due inquiry, (i) has aggregate Beneficial Ownership (together with its Affiliates and Associates) of more than 4.9% of the issued and outstanding Common Stock or (ii) would result in such Third Party having aggregate Beneficial Ownership (together with its Affiliates and Associates) of more than 4.9% of the issued and outstanding Common Stock;

(d) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist, facilitate or encourage any other Person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or any of their respective securities (each, an “Extraordinary Transaction”) other than an Extraordinary Transaction approved by the Board; provided that nothing in this paragraph (d) shall preclude or prohibit SRS (or its Affiliates) from (i) tendering into a tender or exchange offer or (ii) making a proposal providing for a Change of Control Transaction (as defined below) directly to the Board or a committee thereof and making filings in connection with such proposal and related discussions or negotiations under Section 13(d) of the Exchange Act and related regulations; provided, that SRS has provided notice of its intention to make such filing (together with a reasonable description of the material items to be disclosed in such filing and, if available, a draft thereof) to the Company as soon in advance as reasonably practicable;

(e) (i) call or seek the Company or any other Person to call any meeting of stockholders, including by written consent, (ii) seek representation on, or nominate any candidate to, the Board (except as expressly provided by this Agreement), (iii) nominate any candidate to the board of directors of any Competitor unless such candidate is independent from SRS and SRS takes all appropriate acts to prevent such third party from providing any competitively sensitive information to SRS, (iv) seek the removal of any member of the Board or (v) make any proposal at any annual or special meeting of the Company’s stockholders;

(f) take any public action in support of or make any public proposal or request that constitutes or relates to: (i) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (ii) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company, (iii) any other material change in the Company’s management, business or corporate structure, (iv) seeking to have the Company waive or make amendments or modifications to the Company’s certificate of incorporation or bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any Person, (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (vi) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(g) make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(h) except as is reasonably acceptable to the Company, form or join in a partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Exchange Act (a “Group”), with respect to the Voting Securities (for the avoidance of doubt, excluding any group composed solely of SRS and its Affiliates);

(i) make any request for stockholder list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise;

(j) institute, solicit or join, as a party, any litigation, arbitration or other proceeding (including any derivative action) against the Company or any of its future, current or former directors or officers or employees (provided, that nothing shall prevent SRS from bringing litigation to enforce the provisions of this Agreement or being a party to a class action instituted by a Third Party without the assistance or encouragement of SRS);

(k) except as is reasonably acceptable to the Company, enter into any discussions, negotiations, agreements, or understandings with any Third Party with respect to any of the foregoing, or assist, advise, knowingly encourage or knowingly influence any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing; or

(l) (i) contest the validity of, or (ii) publicly request any waiver of, the obligations set forth in this Section 2; provided, that clause (i) shall not be deemed to prevent SRS from defending any claim by the Company that SRS has breached this Section 2.

Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of this Section 2 shall not be deemed to (x) prohibit SRS or its directors, officers, partners, employees, members or agents (acting in such capacity) from communicating privately with the Company’s directors or officers so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure (including under Section 13(d) of the Exchange Act and related regulations) of such communications (except to the extent permitted by Section 2(d)) or (y) restrict any Applicable Director in the exercise of his fiduciary duties to the Company and all of its stockholders. Notwithstanding anything to the contrary in this Agreement, Sections 2(d), (f), (g), (h) and (k) shall be of no further force and effect (and the other subsections of Section 2 shall not be deemed to prohibit actions taken by SRS that otherwise would be prohibited by Sections 2(d), (f), (g), (h) and (k) had they been in effect to the extent such actions are taken in pursuit of a Change of Control Transaction; provided, that for the avoidance of doubt, Section 2(a) shall continue to fully apply in accordance with its terms except for offers (but not acquisitions of Voting Securities) relating to a Change of Control Transaction) in the event that (i) the Company shall enter into a definitive agreement providing for (A) a merger, consolidation, business combination or similar transaction immediately following which the stockholders of the Company immediately prior to the consummation of such transaction (other than stockholders of the Company who have entered into, or who are members of a Group any member of which has entered into, a definitive agreement with the Company in respect of a transaction of the type described in this clause (A)) will hold less than 80% of the total combined voting power of the Company or any successor holding company, (B) a tender or exchange offer for 20% or more of the Voting Securities of the Company, (C) a sale of 20% or more of the consolidated assets of the Company and its subsidiaries (including equity securities of subsidiaries) in a single transaction or series of related transactions (other than in the ordinary course of business), or (D) a sale of 20% or more of the Voting Securities outstanding immediately prior to such sale in a single transaction or series of related transactions (each of (A), (B), (C) and (D) constituting a “Change of Control Transaction”), (ii) the Company formally or publicly commences a process contemplating a Change of Control Transaction and (x) does not provide SRS an opportunity to participate in such a process on the same terms as Third Parties, or (y) includes conditions to participation that are designed to prevent SRS from participating in such a process on the same terms as Third Parties or (iii) a Third Party shall commence a tender offer or exchange offer or otherwise make a bona fide public offer to acquire the Company, all or substantially all of the assets of the Company, or 50% or more of the Voting Securities of the Company, in each case, not resulting from a violation of this Section 2.

3. Stockholder Rights Plan. The Company will take all necessary actions to amend the Rights Agreement, dated as of January 23, 2017, between the Company and Computershare Trust Company, N.A. (the “Rights Agreement”) such that the Final Expiration Date (as defined in the Rights Agreement) shall occur on the date of this Agreement. From and after the Final Expiration Date, the Company agrees not to adopt or enter into any stockholder rights plan or similar agreement that would cause the rights thereunder to be “triggered” by (or would otherwise cause SRS to be materially and disproportionately adversely affected as compared to other stockholders of the Company as a result of) any action to be taken by SRS that would otherwise be permitted by Section 2.

4. Voting Commitments. SRS agrees that it will cause all Voting Securities Beneficially Owned by SRS as of the record date for any meeting of stockholders of the Company occurring during the Standstill Period (including, for the avoidance of doubt, Beneficial Ownership of any Voting Securities acquired after the date of this Agreement) to be present for quorum purposes and voted at such meetings (a) in favor of the Company’s nominees, (b) against the election of any directors that have not been nominated by the Company, (c) in accordance with the Board’s recommendation with respect to auditor ratification proposals and (d) in accordance with the Board’s recommendation with respect to any other proposal presented at such meeting, provided however, that in the case of this clause (d), SRS shall be permitted to vote in its sole discretion with respect to any proposal (i) related to an Extraordinary Transaction, (ii) which has received an “against” recommendation from Institutional Shareholder Services, (iii) related to the implementation of takeover defenses or adversely affecting the rights of stockholders, or (iv) related to new or amended incentive compensation plans.

5. Minimum Ownership.

(a) If at any time following the execution and delivery of this Agreement (other than as a result of buybacks or repurchases by or on behalf of the Company), SRS’s aggregate Beneficial Ownership of the Common Stock is less than 7.5% of the then outstanding Common Stock (the “Minimum Ownership Level”), then (i) SRS shall no longer be entitled to recommend for appointment to the Board any Replacement for any Applicable Director and (ii) the Company shall not be obligated to nominate any Applicable Director or any Replacement thereof for election to the Board at any meeting of stockholders at which directors are to be elected occurring after such time.

(b) Prior to the election of any Applicable Director (or the appointment of any Replacement thereof) to the Board, such Applicable Director (or Replacement thereof) shall deliver to the Company an irrevocable resignation letter pursuant to which such Person shall resign from the Board and all applicable committees thereof if at any time SRS fails to maintain the Minimum Ownership Level. SRS shall promptly (and in any event within five (5) business days) inform the Company in writing if at any time SRS has failed to maintain the Minimum Ownership Level.

6. Non-Disparagement. Until the expiration of the Standstill Period, SRS and the Company agree not to (and will cause any Persons acting on their behalf not to) make, or cause to be made (whether directly or indirectly), any public statement or any public announcement (including in any document filed with or furnished to the SEC or through the media), or any statement made by a senior investment officer of SRS to any stockholder or investor of the other party or any analyst, in each case which constitutes an ad hominem attack on, or otherwise disparages, the other party’s past, present or future directors, officers, partners, principals or employees; provided, that from and after the time at which Sections 2(d), (f), (g), (h) and (k) of this Agreement are no longer in full force and effect, nothing herein shall limit SRS from making any statement or announcement regarding any breach of fiduciary duty by the Company or any of its officers or directors to the extent such statement or announcement is made in pursuit of a Change of Control Transaction; provided, further, that the Company shall also be permitted to make its own statement or announcement or comment on any statement or announcement made by SRS. Nothing in this Section 6 shall be deemed to prevent either the Company or SRS from complying with its respective disclosure obligations under applicable law, legal process, subpoena, law, the rules of any stock exchange, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

7. Public Announcements. The Company shall announce this Agreement by means of a press release in the form attached hereto as Exhibit A (the “Press Release”). Neither the Company nor SRS shall make or cause to be made any public announcement or statement with respect to the subject of this Agreement that is contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party. The Company acknowledges that SRS may file this Agreement as an exhibit to its Schedule 13D. The Company shall be given a reasonable opportunity to review and comment on any Schedule 13D filing made by SRS with respect to this Agreement, and SRS shall give reasonable consideration to the comments of the Company. SRS acknowledges and agrees that the Company may file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and other filings with the SEC.

8. Confidentiality.

(a) Each Applicable Director shall be required to comply with the Company’s Code of Business Conduct and Ethics for Directors applicable to the other members of the Board, including provisions relating to the confidentiality, disclosure and use of (including trading or influencing the actions of any Person based on) any non-public information entrusted to or obtained by such director by reason of his or her position as a director of the Company (“Confidential Information”).

(b) Notwithstanding the foregoing, the SRS Director (or his Replacement if affiliated with SRS) may, if he wishes to do so, provide Confidential Information to SRS’s investment professionals (“SRS Investment Professionals”) solely to the extent such SRS Investment Professionals need to know such information in connection with SRS’s investment in the Company; provided, however, that SRS (i) shall inform each SRS Investment Professional of the confidential nature of the Confidential Information, (ii) shall cause each SRS Investment Professional not to disclose any Confidential Information to any Person other than SRS Investment Professionals in compliance with this Section 8(b) and (iii) shall cause each SRS Investment Professional not to use any Confidential Information other than in connection with SRS’s investment in the Company. SRS shall be responsible for the breach of this Section 8(b) by any of its directors, officers, employees, agents or other representatives.

9. Securities Laws. SRS acknowledges that it is aware, and will advise each SRS Investment Professional who receives Confidential Information pursuant to Section 8(b), that United States securities laws prohibit any Person who has received material, non-public information from purchasing or selling securities on the basis of such information or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person may trade securities on the basis of such information. SRS agrees that neither it nor its investment professionals will use or communicate any Confidential Information in violation of such laws. SRS maintains customary policies and procedures designed to prevent unauthorized disclosure and use of material, non-public information.

10. Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that: (a) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles), and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such Person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

11. Representations, Warranties and Agreements of SRS. SRS represents and warrants that: (a) as of the date of this Agreement, SRS collectively Beneficially Owns an aggregate of 8,500,000 shares of Common Stock, (b) as of the date of this Agreement, SRS has a Synthetic Position (other than the shares of Common Stock Beneficially Owned as set forth in clause (a) above) in 16,500,000 shares of Common Stock, and (c) SRS has not provided or agreed to provide, and will not provide, any compensation in cash or otherwise to any Applicable Director in connection with such Applicable Director’s nomination and appointment to, or service on, the Board (other than any Applicable Director’s regular compensation as an employee of SRS, as applicable, and not otherwise relating to such Applicable Director’s candidacy or service as a director of the Company).

12. Certain Defined Terms. For purposes of this Agreement:

(a) The terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Exchange Act.

(b) “Beneficial Ownership” means having the right or ability to vote, cause to be voted or control or direct the voting of, any Voting Securities (in each case whether directly or indirectly, including pursuant to any agreement, arrangement or understanding, whether or not in writing); provided, that a Person shall be deemed to have “Beneficial Ownership” of any Voting Securities that such Person has a right, option or obligation to own, acquire or control or direct the voting of upon conversion, exercise, expiration, settlement or similar event (an “Exercise”) under or pursuant to (i) any Derivative (whether such Derivative is subject to Exercise immediately or only after the passage of time or upon the satisfaction of one or more conditions) and (ii) any Synthetic Position that is required or permitted to be settled, in whole or in part, in Voting Securities.

(c) “Competitor” means eHi Car Services Limited, Enterprise Holdings, Inc., Europcar Groupe SA, Hertz Global Holdings Inc., Sixt SE and any of their respective Affiliates.

(d) “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(e) “Synthetic Position” shall mean any option, warrant, convertible security, stock appreciation right, or other security, contract right or derivative position or similar right (including any “swap” transaction with respect to any security, other than a broad based market basket or index) (each of the foregoing, a “Derivative”), whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of Voting Securities or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of Voting Securities and that increases in value as the market price or value of Voting Securities increases or that provides an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of Voting Securities, in each case regardless of whether (i) it conveys any voting rights in such Voting Securities to any Person, (ii) it is required to be or capable of being settled, in whole or in part, in Voting Securities or (iii) any Person (including the holder of such Synthetic Position) may have entered into other transactions that hedge its economic effect.

(f) “Third Party” shall mean any Person other than the Company, SRS and their respective Affiliates and representatives.

(g) “Voting Securities” shall mean the Common Stock and any other securities of the Company entitled to vote in the election of directors.

13. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

14. No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

16. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below during normal business hours and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Avis Budget Group, Inc.
6 Sylvan Way
Parsippany, New Jersey 07054
Attention:	Michael Tucker
Email:	michael.tucker@avisbudget.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Daniel E. Wolf
Michael P. Brueck
Email:	daniel.wolf@kirkland.com
michael.brueck@kirkland.com

if to SRS:

SRS Investment Management, LLC
1 Bryant Park, 39th Floor
New York, NY 10036
Attention:	David Zales
Email:	david.zales@srsfund.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Robert B. Schumer
Kelley D. Parker
Email:	rschumer@paulweiss.com
kparker@paulweiss.com

17. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

18. Counterparts. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.

19. Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

20. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other Persons.

21. Amendments. This Agreement may only be amended pursuant to a written agreement executed by SRS and the Company.

22. Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

AVIS BUDGET GROUP, INC.

By:	/s/ Larry D. De Shon
Name: Larry D. De Shon
Title: Chief Executive Officer

[Signature Page to Amended and Restated Cooperation Agreement]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

SRS INVESTMENT MANAGEMENT, LLC

By:	/s/ David B. Zales
Name: David B. Zales
Title: General Counsel

SRS PARTNERS US, LP

By: SRS Investment Management, LLC, its investment manager

By:	/s/ David B. Zales
Name: David B. Zales
Title: General Counsel

SRS PARTNERS MASTER FUND LP

By: SRS Investment Management, LLC, its investment manager

By:	/s/ David B. Zales
Name: David B. Zales
Title: General Counsel

SRS SPECIAL OPPORTUNITIES MASTER II, LP

By: SRS Investment Management, LLC, its investment manager

By:	/s/ David B. Zales
Name: David B. Zales
Title: General Counsel

[Signature Page to Amended and Restated Cooperation Agreement]

SRS LONG OPPORTUNITIES MASTER FUND, LP

By: SRS Investment Management, LLC, its investment manager

By:	/s/ David B. Zales
Name: David B. Zales
Title: General Counsel

[Signature Page to Amended and Restated Cooperation Agreement]

SCHEDULE A

SRS Investment Management, LLC

SRS Partners US, LP

SRS Partners Master Fund LP

SRS Special Opportunities Master II, LP

SRS Long Opportunities Master Fund, LP

EXHIBIT A

Press Release